Exhibit 99.1

Contacts:
James Frates
Chief Financial Officer
Alkermes, Inc.
(617) 494-0171

Rebecca Peterson
Vice President, Corporate Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES ANNOUNCES THIRD QUARTER FISCAL 2007 RESULTS
— Company Reports Profitable Quarter Driven by 51% Increase in Revenues Compared to Third Quarter Fiscal 2006 —
— Financial Expectations for Fiscal 2007 Improve —
Cambridge, MA, February 7, 2007 — Alkermes, Inc. (Nasdaq: ALKS) today announced financial results for the third quarter of fiscal 2007. Financial highlights for the quarter ended December 31, 2006 include:
▪	Second consecutive profitable quarter on a GAAP basis, with net income of $2.9 million.

▪	Record revenues of $62.4 million. Sales of RISPERDAL® CONSTA® by Janssen-Cilag were $226 million.

▪	Strong balance sheet, with cash and total investments of $356.2 million.

▪	Improved financial expectations, with fiscal year 2007 non-GAAP net income expected to range from $30 to $35 million.
Key operating results for the third quarter of fiscal 2007 include:
▪	Net income for the quarter ended December 31, 2006 was $2.9 million or a basic and diluted earnings per share of $0.03, including $7.5 million in share-based compensation expense, as compared to a net income of $1.4 million or a basic earnings per share of $0.02 and diluted earnings per share of $0.01 for the same period in 2005, which did not include any share-based compensation expense.

▪	Non-GAAP net income for the quarter ended December 31, 2006 was $11.1 million or a basic and diluted earnings per share of $0.11, compared to a net income of $1.6 million or a basic and diluted earnings per share of $0.02 for the same period in 2005.
Alkermes is providing non-GAAP results as a complement to GAAP results. The non-GAAP net income excludes certain noncash or nonrecurring items, and Alkermes’ management believes these non-GAAP measures help to indicate underlying trends in the Company’s ongoing operations. The reconciliation between non-GAAP and GAAP earnings per share for the third quarters of fiscal 2007 and 2006 is provided in the following table:

			Net Change in	Reported
	Non-GAAP		Fair Value of	GAAP
	Diluted	Share-Based	Warrants and	Diluted
	Earnings per	Compensation	Derivative Loss	Earnings
	Share	Expense[i]	on Notes	per Share
Q3 FY 2007	$0.11	($0.07)	($0.01)	$0.03
Q3 FY 2006	$0.02	—	($0.01)	$0.01
“We are pleased to begin calendar 2007 from a position of strength, with growing revenues from our commercial products, strong operating performance, and opportunities for significant long-term growth,” stated James Frates, chief financial officer of Alkermes. “We reported another profitable quarter while continuing to invest in our pipeline, further demonstrating our commitment to building a profitable, multi-product company.”
Revenues
▪	Total revenues for the quarter ended December 31, 2006 were $62.4 million, compared to $41.4 million for the same period in 2005.

▪	Total manufacturing revenues for the quarter ended December 31, 2006 were $28.8 million, comprised of $23.6 million for RISPERDAL CONSTA and $5.2 million for VIVITROL®, compared to $14.7 million for the same period in 2005, all of which related to RISPERDAL CONSTA.

▪	Royalty revenues for the quarter ended December 31, 2006 were $5.7 million based on RISPERDAL CONSTA sales of $226 million, compared to $4.2 million based on RISPERDAL CONSTA sales of $169 million for the same period in 2005.

▪	Research and development (R&D) revenue under collaborative arrangements for the quarter ended December 31, 2006 was $19.5 million, compared to $10.0 million for the same period in 2005.

▪	Net collaborative profit for the quarter ended December 31, 2006 was $8.4 million, compared to $12.5 million for the same period in 2005.
Costs and Expenses
▪	Cost of goods manufactured, on a non-GAAP basis, for the quarter ended December 31, 2006 was $12.1 million, of which $7.6 million related to RISPERDAL CONSTA and $4.5 million related to VIVITROL, compared to $6.1 million for the same period in 2005, all of which related to RISPERDAL CONSTA. On a GAAP basis, cost of goods manufactured for the quarter ended December 31, 2006 was $13.0 million, including share-based compensation expense of $0.9 million.

▪	R&D expenses, on a non-GAAP basis, for the quarter ended December 31, 2006 were $28.0 million, compared to $22.5 million for the same period in 2005. On a GAAP basis,

R&D expenses for the quarter ended December 31, 2006 were $29.9 million, including share-based compensation expense of $1.9 million.

▪	Selling, general and administrative (SG&A) expenses, on a non-GAAP basis, for the quarter ended December 31, 2006 were $11.7 million, compared to $9.3 million for the same period in 2005. On a GAAP basis, SG&A expenses for the quarter ended December 31, 2006 were $16.4 million, including share-based compensation expense of $4.7 million.

▪	Interest expense for the quarter ended December 31, 2006 was $4.1 million for the quarter ended December 31, 2006 compared to $5.2 million for the same period in 2005. Interest income for the quarter ended December 31, 2006 was $4.3 million compared to $3.3 million for the same period in 2005.
At December 31, 2006, Alkermes had cash and total investments of $356.2 million, compared to $325.6 million at September 30, 2006. This increase reflects collections from the Company’s partners, including monies received from Cephalon related to work performed on the two Vivitrol manufacturing lines under construction.
Recent Highlights
▪	Expanded manufacturing agreement with Eli Lilly for AIR® Insulin: Alkermes and Eli Lilly and Company (Lilly) signed a commercial manufacturing agreement for AIR® Inhaled Insulin (AIR Insulin) under which Alkermes will be the exclusive commercial manufacturer of AIR Insulin powder for the AIR® Inhaled Insulin System (AIR® Insulin System). The manufacturing agreement outlines the terms for the manufacture and supply of commercial product and provides for additional investment by Lilly for the construction and operation of a second manufacturing line at Alkermes’ commercial-scale production facility for inhaled medications, expanding the facility’s powder production capacity to meet post-launch requirements.

▪	Reported positive phase 1 results for ALKS 27 for COPD: Alkermes and Indevus Pharmaceuticals, Inc. reported preliminary results from the phase 1 study which showed that ALKS 27 was well tolerated over a wide dose range, with no dose-limiting effects observed. ALKS 27 is being developed for the treatment of chronic obstructive pulmonary disease (COPD).

▪	Filed new drug application for RISPERDAL CONSTA in Japan: Janssen Pharmaceutica K.K., the Japanese organization of its partner Janssen-Cilag, submitted a new drug application to the Pharmaceuticals and Medical Devices Agency (PMDA) for marketing approval of RISPERDAL CONSTA in Japan.
Financial Expectations
The following outlines the Company’s financial expectations for the fiscal year ending March 31, 2007. Certain statements set forth below constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For information with respect to factors that could cause Alkermes’ actual results to differ materially from its expectations, please see the risk factors provided at the end of this press release and within reports filed by Alkermes with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including the annual report on Form 10-K/A for the year ended March 31, 2006, which the Company filed in August 2006.
Alkermes today improved its financial expectations for fiscal year 2007. The non-GAAP financial expectations exclude the impact of share-based compensation expense related to the Company’s adoption of SFAS 123R.
•	Revenues: The Company is increasing its expectation for total revenues for fiscal 2007 to a range of $221 to $243 million, revised from an earlier expectation of $206 to $228 million.

The Company is increasing its expectation for manufacturing revenues to a range of $100 to $110 million from an earlier expectation of $85 to $95 million. The Company is increasing its expectation for manufacturing revenues for RISPERDAL CONSTA to a range of $85 to $90 million, revised from an earlier expectation of $75 to $80 million and is increasing its expectation for manufacturing revenues for VIVITROL to a range of $15 to $20 million, revised from an earlier expectation of $10 to $15 million. While Alkermes does not record VIVITROL sales, the Company expects sales of VIVITROL in fiscal 2007 to remain in the range of $5 to $10 million.

The Company expects royalty revenues from RISPERDAL CONSTA to remain in the range of $21 to $23 million.

The Company is increasing its expectation for research and development revenues to a range of $65 to $70 million, revised from an earlier expectation of $60 to $65 million, due to an increased level of effort and time being spent on partnered programs in late-stage clinical development.

The Company is adjusting its expectation for net collaborative profit to a range of $35 to $40 million, revised from an earlier expectation of $40 to $45 million, primarily due to the timing of expenditures related to certain VIVITROL-related activities.
•	Cost of Goods Manufactured: The Company is increasing its expectation for cost of goods manufactured to a range of $40 to $50 million, revised from an earlier expectation of $35 to $44 million. The Company’s expectation for cost of goods manufactured related to RISPERDAL CONSTA remains in the range of $27 to $32 million. The Company is increasing its expectation for cost of goods manufactured related to VIVITROL to a range of $13 to $18 million, revised from an earlier expectation of $8 to $12 million.

•	Research and Development Expenses: The Company expects R&D expenses to remain in the range of $105 to $110 million.

•	Selling, General and Administrative Expenses: The Company is increasing its expectation for SG&A expenses to a range of $45 to $50 million, revised from an earlier expectation of $40 to $45 million, based on SG&A spending to date.

•	Operating Income: The Company is increasing its expectation for operating income to a range of $30 to $35 million, revised from an earlier expectation of $25 to $30 million.

•	Net Interest Income/Expense: The Company expects other income/expense, net, to remain in the range of $0 to $5 million.

•	Income Taxes: The Company continues to anticipate income tax expense to range from $1 to $2 million. Utilization of tax loss carryforwards is limited in the calculation of the U.S. alternative minimum tax (AMT). As a result, a federal tax charge is reflected for fiscal 2007. The current AMT liability is available as a credit against future tax obligations upon the full utilization or expiration of the Company’s net operating loss carryforwards.

•	Net Income (non-GAAP): The Company is increasing its expectation for non-GAAP net income to a range of $30 to $35 million, or a basic earnings per share of approximately $0.30 to $0.35, revised from an earlier expectation of $25 to $30 million, or a basic earnings per share of approximately $0.25 to $0.30. The basic non-GAAP net income per share calculation is based on an estimated 100 million shares of the Company’s common stock outstanding on a weighted average basis for fiscal 2007. The non-GAAP net income expectation does not include the impact of the adoption of SFAS 123R relative to share-based compensation expense.

•	SFAS 123R: Based on the Company’s expectation with respect to stock grants and the estimates used to value such grants, the Company expects the impact of SFAS 123R expense for fiscal 2007 to remain in the range of $25 to $30 million, or $0.25 to $0.30 basic earnings per share. The Company expects to recognize these expenses within cost of goods manufactured, R&D expenses and SG&A expenses in the approximate ratio of 10%, 30% and 60%, respectively.
Conference Call
Alkermes will host a conference call at 4:30 p.m. EST on Wednesday, February 7, 2007 to discuss these financial results and provide an update on the Company. The conference call may be accessed by dialing 1-866-256-3815 for domestic callers and 1-703-639-1212 for international callers. The conference call ID number is 1031642. In addition, a replay of the conference call will be available from 7:30 p.m. EST on Wednesday, February 7, 2007 through 5:00 p.m. EST on Monday, February 12, 2007, and may be accessed by visiting Alkermes’ website or by dialing 1-888-266-2081 for domestic callers and 1-703-925-2533 for international callers. The replay access code is 1031642. Alkermes is also providing a podcast MP3 file available for download on the Alkermes website, which will be available shortly following the conference call and will be available until Thursday, February 15, 2007.
About Alkermes
Alkermes, Inc. is a biotechnology company that develops innovative medicines designed to yield better therapeutic outcomes and improve the lives of patients with serious disease. Alkermes currently has two commercial products: RISPERDAL® CONSTA® [(risperidone) long-acting injection], the first and only long-acting atypical antipsychotic medication approved for use in schizophrenia, and marketed worldwide by Janssen-Cilag (Janssen), a wholly owned division of Johnson & Johnson; and VIVITROL® (naltrexone for extended-release injectable suspension) the first and only once-monthly injectable medication approved for the treatment of alcohol dependence and marketed in the U.S. primarily by Cephalon, Inc. Alkermes’ pipeline includes extended-release injectable, pulmonary, and oral products for the treatment of prevalent, chronic diseases such as central nervous system disorders, addiction and diabetes. Alkermes’ headquarters are in Cambridge, Massachusetts, and it operates research and manufacturing facilities in Massachusetts and Ohio.

Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to: statements concerning future business and operating results and profitability; the therapeutic value of the Company’s product candidates to patients; plans for clinical trials; expectations concerning the commercialization of RISPERDAL CONSTA and VIVITROL; the successful supply of RISPERDAL CONSTA and VIVITROL; the successful scale-up and manufacture of AIR Insulin, including the timing for the commencement of the second manufacturing line for AIR Insulin; and the successful continuation of development activities for proprietary and partnered programs, including ALKS 27. Although the Company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the Company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others: whether the Company will achieve the financial expectations provided; whether sales of VIVITROL will meet forecasted estimates; whether the Company can continue to successfully manufacture RISPERDAL CONSTA and VIVITROL at a commercial scale or economically or in sufficient quantities to supply the market; whether RISPERDAL CONSTA will continue to be commercialized successfully by its partner Janssen and whether VIVITROL will be commercialized successfully by Alkermes and its partner Cephalon; whether RISPERDAL CONSTA will receive marketing approval in Japan; whether the Company is able to successfully and efficiently scale up and manufacture its product candidates, including AIR Insulin; whether advancement of the Company’s partnered and proprietary product candidates, including ALKS 27, will be delayed due to actions or decisions by its partners with regard to development and regulatory strategy, timing and funding which are out of its control, and the outcome of clinical and preclinical work the Company is pursuing, both on its own and with partners; decisions by the FDA or foreign regulatory authorities regarding the Company’s product candidates; potential changes in cost, scope and duration of clinical trials; whether third party payors will cover or reimburse VIVITROL; and whether RISPERDAL CONSTA, VIVITROL and the Company’s product candidates, in commercial use, have unintended side effects, adverse reactions or incidents of misuse that could cause the FDA or other health authorities to require post approval studies or require removal of its products from the market. For further information with respect to factors that could cause the Company’s actual results to differ materially from expectations, reference is made to the reports the Company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the Company disclaims any intention or responsibility for updating predictions or financial expectations contained in this release.
AIR® is a registered trademark of Alkermes, Inc.; VIVITROL® is a registered trademark of Cephalon, Inc.; RISPERDAL® CONSTA® is a registered trademark of Johnson & Johnson Corporation.

[i]	Alkermes, Inc. adopted SFAS 123R based on the modified prospective transition method beginning April 1, 2006. Based on the Company’s non-GAAP disclosure under SFAS 148 (Accounting for Stock-Based Compensation—Transition and Disclosure) for reporting periods prior to April 1, 2006 (as previously disclosed in the Company’s financial statement footnotes), non-GAAP share-based compensation expense in the third quarter of fiscal 2006 was $5.5 million, or $0.06 per basic and $0.05 per diluted share, and the resulting non-GAAP loss per basic and diluted share was $0.04.

Alkermes, Inc. and Subsidiaries
Selected Financial Information (Unaudited)

	Three Months	Three Months
	Ended	Ended
Condensed Consolidated Statements of Operations	December 31,	December 31,
(In thousands, except per share data)	2006	2005

Revenues:
Manufacturing revenues	$28,763	$14,715
Royalty revenues	5,673	4,228
Research and development revenue under collaborative arrangements	19,532	9,951
Net collaborative profit	8,445	12,524

Total Revenues	62,413	41,418

Expenses:
Cost of goods manufactured	12,989	6,077
Research and development	29,908	22,501
Selling, general and administrative	16,365	9,332

Total Expenses	59,262	37,910

Operating Income	3,151	3,508

Other Income (Expense):
Interest income	4,260	3,278
Interest expense	(4,141)	(5,177)
Other income, net	89	113
Derivative loss related to convertible subordinated notes	—	(315)

Total Other Income (Expense)	208	(2,101)

Income before income taxes	3,359	1,407

Income taxes	(426)	—

Net Income	$2,933	$1,407

Earnings per Common Share (GAAP):
Basic	$0.03	$0.02

Diluted	$0.03	$0.01

Weighted Average Number of Common Shares Outstanding (GAAP and non-GAAP):
Basic	100,896	91,505

Diluted	104,746	96,720

Pro Forma Reconciliation:
Net Income — GAAP	$2,933	$1,407
Share-based compensation expense	7,500	—
Net decrease (increase) in the fair value of warrants	662	(132)
Derivative loss related to convertible subordinated notes	—	315

Net Income — non-GAAP	$11,095	$1,590

Earnings per Common Share (non-GAAP):
Basic	$0.11	$0.02

Diluted	$0.11	$0.02

Condensed Consolidated Balance Sheets	December 31,	March 31,
(In thousands)	2006	2006

Cash, cash equivalents and total investments	$356,243	$303,112
Receivables, prepaid expenses and other current assets	69,054	42,584
Inventory, net	13,933	7,341
Property, plant and equipment, net	116,967	112,917
Other assets	7,179	11,209

Total Assets	$563,376	$477,163

Unearned milestone revenue — current portion	$39,037	$83,338
Other current liabilities	30,544	42,322
Non-recourse RISPERDAL CONSTA secured 7% notes	156,026	153,653
Unearned milestone revenue — long-term portion	119,259	16,198
Deferred revenue — long-term portion	19,266	750
Other long-term debt	629	125,865
Other long-term liabilities	6,378	6,821
Redeemable convertible preferred stock	—	15,000
Total shareholders’ equity	192,237	33,216

Total Liabilities, Redeemable Convertible Preferred Stock and Shareholders’ Equity	$563,376	$477,163

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K/A for the year ended March 31, 2006 and the Company’s report on Form 10-Q for the quarterly period ended December 31, 2006, to be filed by February 9, 2007.

Net Collaborative Profit — VIVITROL® Collaboration

	Three Months
	Ended	Cumulative
	December 31,	Collaboration
(Unaudited, in thousands)	2006	To-Date
Milestone revenue recognized to offset expenses incurred on VIVITROL:
Alkermes, Inc. expenses incurred on behalf of the collaboration (1)	$7,199	$45,461
Cephalon, Inc. expenses incurred on behalf of the collaboration (1)	—	45,995
Alkermes, Inc. expenses incurred outside the collaboration (2)	51	19,844

	7,250	111,300

Milestone revenue recognized with respect to license (3)	1,195	3,778

Flow of funds to Cephalon, Inc. (4)	—	(45,995)

Net collaborative profit	$8,445	$69,083

Notes

(1)	Expenses incurred on behalf of the collaboration by Alkermes, Inc. (“Alkermes”) and net losses incurred on behalf of the collaboration by Cephalon, Inc. (“Cephalon”) contribute to the cumulative net product losses incurred on VIVITROL. Alkermes is responsible for the first $124.6 million of these cumulative net product losses (the “cumulative net loss cap”). Through December 31, 2006, $91.5 million of cumulative net product losses have been incurred.

(2)	Alkermes was solely responsible for the successful approval of VIVITROL, and the successful completion of the first VIVITROL manufacturing line. These expenses do not contribute to the cumulative net product losses.

(3)	Milestone revenue related to the license commenced upon approval of VIVITROL, by the U.S. Food and Drug Administration, on April 13, 2006.

(4)	Alkermes is responsible for the first $124.6 million of cumulative net product losses through December 31, 2007, and consequently reimburses Cephalon for its net product losses incurred on VIVITROL during this period.

(5)	Under the original license and collaboration agreement, Alkermes was responsible for the first $120.0 million of cumulative net product losses through December 31, 2007. Pursuant to the amendment to this agreement, signed in October 2006, Cephalon is now responsible for the two additional VIVITROL manufacturing lines under construction. In the three month period ended December 31, 2006, the Company received a payment of $4.6 million from Cephalon as reimbursement for certain costs incurred by the Company in the construction of these manufacturing lines prior to October 2006, which the Company had previously charged to the collaboration. The Company and Cephalon have agreed to increase the cumulative net loss cap from $120.0 million to $124.6 million to take into account this reimbursement.

(1)(2)(3)	Through December 31, 2006, Alkermes has recognized $116.3 million of milestone revenue out of the $270.0 million received from Cephalon. In addition to (1), (2) and (3) above, this recognition includes $1.2 million of milestone revenue related to a 10% mark-up on manufacturing revenue, which is reported by Alkermes within manufacturing revenues in the unaudited condensed consolidated statement of operations.